OWENS-ILLINOIS TO ACQUIRE BTR PACKAGING

     Toledo, Ohio, March 1, 1998 --Owens-Illinois, Inc., (NYSE: OI) today announced that it has signed a definitive agreement to acquire the worldwide glass and plastic packaging businesses of BTR Plc in an all-cash transaction valued at US$3.6 billion. The transaction is expected to be accretive in 1999 and have a neutral effect on earnings in 1998.

     Joseph H. Lemieux, Owens-Illinois chairman and chief executive officer, said, "BTR's worldwide glass and plastic packaging operations are an outstanding fit with our existing business. This is a major step in our strategy to expand our international glass and plastic packaging businesses, extend our global presence, increase our operating margins, maintain our technological leadership, and continue supporting our major industrial customers as they expand their businesses worldwide."

     Based on historical performance, O-I's international operations are expected to contribute nearly half of the company's sales (on an annualized basis) following completion of the transaction. In 1997, O-I's international operations accounted for approximately 36% of the company's sales.

    BTR Packaging had 1997 sales of approximately US$1.5 billion and, pro forma for the acquisition, estimated earnings before interest, taxes, and unusual items of US$305 million.

     The transaction will be financed initially by bank borrowings. Promptly after closing, Owens-Illinois intends to refinance part of the bank borrowings by issuing a combination of public debt and equity securities, with the objective of maintaining its debt-to-capital ratio at approximately current levels.

     The transaction, which is subject to the approval of BTR's shareholders and customary regulatory approvals, is scheduled to close in the second quarter.

     Mr. Lemieux added, "BTR Packaging's operations are widely recognized as being among the best managed businesses in their respective industries. They have set high standards of quality and customer service, based on leadership in technology, cost control, and continuous improvement in productivity. We look forward to having them join the Owens-Illinois family."

     "We have long been positioned to meet the increasing demand for quality packaging in Latin America, and since 1993 have made a series of strategic investments that have given us a strong platform for growth in the emerging markets of Central and Eastern Europe as well. With the acquisition of BTR's operations in Australia and New Zealand, we will have a well established base from which to expand in the Asia Pacific Region. To date, BTR has made only minor investments in that region's emerging markets. Long-term, we expect the region to show significant growth in glass containers and plastic packaging."

     Mr. Lemieux noted, "In plastics, BTR's Continental PET unit is the leading supplier of PET containers for products which are hot filled, such as certain foods, juices, and other beverages. Continental PET complements our already

                              Page 5 of 6 pages
strong plastic packaging capabilities and will enhance our worldwide position as a leading producer of plastic bottles and closures."

     BTR's ACI Glass Packaging unit is the leading glass container manufacturer in Australia and New Zealand and a leading supplier in the United Kingdom. In addition, with joint ventures in glass container manufacturing facilities in China and Indonesia, ACI has made initial investments in economies which are expected to show above-average growth in the long term. Owens-Illinois has provided technology and equipment to BTR's glass container operations since 1967 and to certain BTR plastics businesses under a series of technical assistance agreements.

     In plastics, BTR is a leading supplier of polyethylene terephthalate (PET) hot fill food and drink containers, with a strong presence in the United States, Australia, New Zealand, the United Kingdom, the Netherlands, and in emerging markets in such areas as Brazil, China, Hungary, Mexico, and Saudi Arabia through its Continental PET Technologies unit. In addition, BTR's ACI operations in Australia and New Zealand also make plastic bottles and closures of high density polyethylene and polypropylene.

     Owens-Illinois is the largest manufacturer of glass containers in North America, South America, and India, and the second-largest in Europe. O-I also manufactures plastic containers, plastic closures, plastic prescription containers, labels, and multipack plastic carriers for beverage containers.

     Since 1991, not including the BTR units, Owens-Illinois has acquired 10 glass container companies serving emerging markets and eight plastic packaging operations. O-I reported net sales of US$4.7 billion for the year ended December 31, 1997.

     This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements are necessarily projections which are subject to change upon the occurrence of events that may affect the business. The Company also points out that acquisitions involve a number of risks that can cause actual results to be materially different from expected results.

-0-

CONTACT:  Owens-Illinois, John Hoff, 419-247-1203











                              Page 6 of 6 pages